Exhibit 10.2

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is made as of June 27, 2017, by and among SAFETY, INCOME AND GROWTH, INC., a Maryland corporation (the “Company”), SAFETY INCOME AND GROWTH OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Operating Partnership”), SFTY MANAGER LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”) and iStar Inc., a Maryland corporation (“iStar”), solely with respect to its rights under Section 14(a) and Section 21.

WHEREAS, the Company is a corporation that intends to elect and qualify to be taxed as a REIT for federal income tax purposes; and

WHEREAS, the Company and the Operating Partnership desire to retain the Manager to provide investment advisory services to them and their Subsidiaries on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.                                           Definitions.  The following terms have the following meanings assigned to them:

(a)                                 “Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.

(b)                                 “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(c)                                  “Assets” means the GNL assets and other assets of the Company and the Subsidiaries.

(d)                                 “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(e)                                  “Board of Directors” means the Board of Directors of the Company.

(f)                                   “CMBS Guaranty Agreements” means both (i) the Environmental Indemnity Agreement, dated as of March 30, 2017, among iStar, certain Subsidiaries of the Company and Barclays Bank PLC, JPMorgan Chase Bank, National Association and Bank of America, N.A. and (ii) the Limited Recourse Guaranty, dated as of March 30, 2017, among iStar, Barclays Bank PLC, JPMorgan Chase Bank, National Association and Bank of America, N.A.

(g)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(h)                                 “Combined Property Value” means the combined value of the land, buildings and improvements relating to a commercial property, as if there were no GNL on the land at the property, as such value is determined by the Manager, on behalf of the Company, using one or more valuation methodologies that the Manager considers appropriate.

(i)                                     “Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

(j)                                    “Company Account” shall have the meaning set forth in Section 5 of this Agreement.

(k)                                 “Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

(l)                                     “Company Indemnified Party” shall have the meaning set forth in Section 12(b) of this Agreement.

(m)                             “Effective Termination Date” shall have the meaning set forth in Section 14(a) of this Agreement.

(n)                                 “Excess Funds” shall have the meaning set forth in Section 2(j) of this Agreement.

(o)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)                                 “Exclusivity and Expense Reimbursement Agreement” means the Exclusivity and Expense Reimbursement Agreement entered into between iStar and the Company on the date hereof, as amended from time to time.

(q)                                 “Expenses” shall have the meaning set forth in Section 10 of this Agreement.

(r)                                    “GAAP” means generally accepted accounting principles, as applied in the United States.

(s)                                   “GNL” means a ground net lease and any other lease that the Manager, on behalf of the Company, determines has the characteristics of a ground net lease, including length of lease term, value to Combined Property Value, periodic rent escalations or percentage rent participations and triple net terms.

(t)                                    “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating or limited liability company agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(u)                                 “Indemnitee” shall have the meaning set forth in Section 12(b) of this Agreement.

(v)                                 “Indemnitor” shall have the meaning set forth in Section 12(c) of this Agreement.

(w)                               “Independent Directors” means the members of the Board of Directors who are not officers, personnel or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Company Common Stock is listed.

(x)                                 “Initial Term” shall have the meaning set forth in Section 14 of this Agreement.

(y)                                 “Initial Public Offering” means the initial public offering of Company Common Stock.

(z)                                  “Investment Committee” means the Manager’s investment committee that will oversee, advise and consult with respect to the Company’s investment strategy, acquisition and origination of Assets, sourcing, financing and leveraging strategies.

(aa)                          “Investment Company Act” means the Investment Company Act of 1940, as amended.

(bb)                          “iStar” means iStar Inc., a Maryland corporation, together with its subsidiaries.

(cc)                            “LIBOR” means London Interbank Offered Rate.

(dd)                          “Management Fee” means a per annum management fee equal to the sum of 1.0% of the Company’s Total Equity up to $2.5 billion, and 0.75% of the Company’s Total Equity in excess of $2.5 billion, calculated and payable quarterly in arrears.

(ee)                            “Management Fee Shares” means shares of Company Common Stock issued by the Company and delivered to the Manager as payment for the Management Fee.

(ff)                              “Manager” shall have the meaning set forth in the introductory paragraph of this Agreement.

(gg)                            “Manager Indemnified Party” shall have the meaning set forth in Section 12(a) of this Agreement.

(hh)                          “Market Disruption Event” means the occurrence or existence for more than one half-hour period in the aggregate on any Trading Day for the Company Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in the Company Common Stock or in any options, contracts or future contracts relating to the Company Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(ii)                                  “NYSE” means the New York Stock Exchange.

(jj)                                “Operating Partnership” shall have the meaning set forth in the introductory paragraph of this Agreement.

(kk)                          “OP Units” means units of partnership interest of the Operating Partnership.

(ll)                                  “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(mm)                  “Portfolio Management Services” shall have the meaning set forth in Section 2(c) of this Agreement.

(nn)                          “REIT” means a “real estate investment trust,” as defined under the Code.

(oo)                          “Renewal Term” shall have the meaning set forth in Section 14(a) of this Agreement.

(pp)                          “Restricted Period” shall have the meaning set forth in Section 9 of this Agreement.

(qq)                          “Securities Act” means the Securities Act of 1933, as amended.

(rr)                                “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by the Company or any subsidiary of the Company.

(ss)                              “Termination Notice” shall have the meaning set forth in Section 14(a) of this Agreement.

(tt)                                “Total Equity” means:

(i)                                     the sum of the net cash proceeds and the value of non-cash consideration from all issuances of the Company’s equity securities since inception, including OP units and shares of Company Common Stock issued to the Manager under this Agreement (calculated on a daily weighted average basis), less

(ii)                                  any amount that the Company pays for repurchases of its common stock and common OP Units since inception, as adjusted to exclude

(iii)                               one-time events pursuant to changes in GAAP and certain non-cash items after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

(uu)                          “Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in securities generally occurs on the New York Stock Exchange or, if the Company Common Stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Company Common Stock is then listed or, if the Company Common Stock is not then listed on a United States national or regional securities exchange, in the principal other market on which the Company Common Stock is then traded.  If the Company Common Stock (or other security for which a Daily VWAP must be determined) is not so listed or quoted, “Trading Day” means a day on which banks are open for business in New York City.

(vv)                          “Treasury Regulations” means the regulations promulgated under the Code as amended from time to time.

(ww)                      “VWAP Amount” means, for purposes of determining the number of shares of Company Common Stock payable to the Manager in respect of the Management Fee for any particular quarter (or portion thereof), the volume-weighted average price of a share of Company Common Stock for each of the Trading Days during such quarter (or portion thereof), as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SFTY <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of the primary exchange or market on which the Company Common Stock is listed or traded to the scheduled close of such exchange or market on such Trading Day (or if such volume-weighted average price is unavailable, the market value per share of Company Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company).

Section 2.                                           Appointment and Duties of the Manager.

(a)                                 The Company and the Operating Partnership hereby appoint the Manager to manage the Assets subject to the terms and conditions set forth in this Agreement, and the Manager hereby agrees to perform each of the duties set forth herein.  The appointment of the Manager shall be exclusive to the Manager subject to the terms and conditions set forth in this Agreement.

(b)                                 The parties acknowledge that (i) the Manager is a special purpose vehicle formed for the principal purpose of serving as the investment manager of the Company and its Subsidiaries and the Assets; (ii) the Manager is an affiliate of iStar; (iii) the Manager performs its services for the Company and its Subsidiaries through the personnel and facilities of iStar; and (iv) the Manager has no, and will have no, employees or other persons acting on its behalf other than (A) officers, partners and employees of iStar, or (B) other persons who are subject to the supervision and control of iStar.

(c)                                  The Manager, in its capacity as manager of the Assets and the day to day operations of the Company and the Subsidiaries, at all times will be subject to the supervision of the Board of Directors and will have only such functions and authority as the Company may delegate to it including, without limitation:

i.                                          serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review of the investment criteria and other parameters for acquisitions and originations of Assets, financing activities and operations, any material modification to which shall be subject to the approval of a majority of the Independent Directors, and subject to other policies for approval by the Board of Directors;

ii.                                       forming the Investment Committee;

iii.                                    investigating, analyzing and selecting possible investment opportunities and acquiring, originating, financing, retaining, selling, restructuring or disposing of Assets;

iv.                                   advising on the terms of the Company’s and the Subsidiaries’ GNL and other investments and transactions;

v.                                      representing and making recommendations to the Company in connection with the purchase, origination and finance of, and commitment to purchase, originate and finance, assets consistent with the Company’s investment guidelines, and the sale and commitment to sell assets;

vi.                                   with respect to prospective purchases, originations, leases, sales or exchanges of Assets, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, tenants, developers, construction agents, purchasers and brokers and, if applicable, their respective agents and representatives;

vii.                                advising the Company on and, negotiating and entering into, on behalf of the Company and the Subsidiaries, credit facilities (including term loans and revolving facilities), mortgage indebtedness, financing vehicles, agreements relating to borrowings under programs established by governmental agencies or programs, commercial paper programs, interest rate swap and cap agreements and other hedging instruments, and all other agreements and engagements required for the Company and the Subsidiaries to conduct their business;

viii.                             establishing and implementing networks for sourcing investments, conducting underwriting of tenants, markets and real properties and the execution of transactions;

ix.                                   overseeing tenants;

x.                                      providing the Company with Portfolio Management Services;

xi.                                   engaging and supervising, on behalf of the Company and the Subsidiaries and at the Company’s expense, independent contractors which provide construction consulting, real estate brokerage, investment banking, mortgage brokerage, securities brokerage, other real estate and financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to Assets;

xii.                                advising the Company on, preparing, negotiating and entering into, on behalf of the Company, applications and agreements relating to governmental programs;

xiii.                             coordinating and managing operations of any co-investment interests or joint venture held by the Company and the Subsidiaries and conducting all matters with the co-investment partners or joint ventures;

xiv.                            arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

xv.                               providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;

xvi.                            administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the collection of rents and interest payments, the payment of the debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

xvii.                         communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities and lenders as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders and lenders;

xviii.                      counseling the Company in connection with policy decisions to be made by the Board of Directors;

xix.                            evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as so modified from time to time, and with the Company’s qualification as a REIT;

xx.                               counseling the Company regarding its qualification and maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify and maintain its qualification as a REIT;

xxi.                            counseling the Company and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

xxii.                         furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager;

xxiii.                      monitoring the performance of the Assets and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

xxiv.                     investing and reinvesting any moneys and securities of the Company and the Subsidiaries (including investing in short-term Assets pending the acquisition or origination of other Assets, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

xxv.                        assisting the Company and the Subsidiaries in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

xxvi.                     assisting the Company and the Subsidiaries to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

xxvii.                  assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by stock exchange requirements;

xxviii.               assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

xxix.                     handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on the Company’s and/or the Subsidiaries’ behalf in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

xxx.                        using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

xxxi.                     advising the Company and the Subsidiaries with respect to and structuring long term financing vehicles for the Assets, and offering and selling securities publicly or privately in connection with any such financing;

xxxii.                  serving as the Company’s and the Subsidiaries’ consultant with respect to decisions regarding any of their financings, hedging activities or borrowings undertaken by the Company and the Subsidiaries including (1) assisting the Company and the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to their investment objectives, and (2) advising the Company and the Subsidiaries with respect to obtaining appropriate financing for their investments;

xxxiii.               performing such other services as may be required from time to time for management and other activities relating to the Assets and business of the Company and the Subsidiaries as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and

xxxiv.              using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Assets.  Such services will include, but not be limited to, consulting with the Company and the Subsidiaries on the underwriting, purchase, origination and sale of, and other opportunities in connection with, the Company’s portfolio of Assets; the collection of information and the submission of reports pertaining to the Company’s Assets, tenants, market conditions, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s portfolio of Assets; acting as liaison between the Company and the Subsidiaries and real estate brokerage, tenant, banking, mortgage banking, investment banking and other parties with respect to the purchase, origination, financing and disposition of Assets; and other customary functions related to portfolio management.

(d)                                 For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such leases, purchase agreements, financing agreements, organizational documents, guaranties, joint venture agreements, brokerage agreements, hedging agreements, custodial agreements and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate.  This power of attorney is deemed to be coupled with an interest.

(e)                                  The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Company and the Subsidiaries to provide services to the Company and the Subsidiaries

(including, without limitation, Portfolio Management Services) pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the Assets of the Company and the Subsidiaries; provided that any such agreements entered into with Affiliates of the Manager shall be on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s-length basis and shall be subject to approval by a majority of the Independent Directors. Except as otherwise agreed by the Company, the Manager shall remain personally liable for the performance of such services by its Affiliates.

(f)                                   In addition, to the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries, and (ii) shall be subject to approval by a majority of the Independent Directors of the Company.

(g)                                  The Manager may retain, for and on behalf and at the sole cost and expense of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, construction consulting firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries.  Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its personnel or Affiliates.  Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that, subject to Section 10 of this Agreement, such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(h)                                 The Manager may effect transactions by or through the agency of another Person through an arrangement under which that party or its Affiliates will from time to time provide to or procure for the Manager and/or its Affiliates goods, services or other benefits, the nature of which is such that provision can reasonably be expected to benefit the Company and the Subsidiaries as a whole and may contribute to an improvement in the performance of the Company and the Subsidiaries or the Manager or its Affiliates in providing services to the Company and the Subsidiaries on terms that no direct payment is made but instead the Manager and/or its Affiliates undertake to place business with that party.

(i)                                     The Manager shall prepare, or cause to be prepared at the sole cost and expense of the Company and the Subsidiaries:

(i)                                     regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ investments, financing arrangements, performance, compliance with the Governing Instruments and compliance with other policies approved by the Board of Directors from time to time;

(ii)                                  with respect to any Asset, such reports and other information as may be reasonably requested by the Company;

(iii)                               any materials required to be filed with any governmental body or agency; and

(iv)                              such reports and other materials including, without limitation, an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(j)                                    Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional moneys is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate this Agreement pursuant to Section 16 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 10 in excess of that contained in any applicable Company Account (as herein defined) or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company and the Subsidiaries under Section 14(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(k)                                 In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company’s and the Subsidiaries’ sole cost and expense.

Section 3.                                           Devotion of Time; Additional Activities.

(a)                                 The Manager and its Affiliates will provide the Company and the Subsidiaries with a management team, including a chief executive officer, a chief financial officer, a chief compliance officer and other appropriate support personnel, to provide the management services hereunder. None of the Manager or its Affiliates shall be obligated to dedicate any of its officers or employees exclusively to the Company, nor is the Manager or any of its Affiliates or any of their respective personnel obligated to dedicate any specific portion of its or their time to the Company.

(b)                                 The Manager acknowledges that the Company and iStar have entered into the Exclusivity and Expense Reimbursement Agreement. Except as set forth in the Exclusivity and Expense Reimbursement Agreement, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, acquisitions of assets that meet the principal objectives of the Company), whether or not the objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or assets for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel may be acting.  When making decisions where a conflict of interest may arise, the Manager will use its reasonable best efforts to allocate acquisition and financing opportunities in a fair and equitable manner over time as between the Company and the Subsidiaries and the Manager’s other clients, subject to the Exclusivity and Expense Reimbursement Agreement.

(c)                                  Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments.  When executing documents or otherwise acting in such capacities for the

Company or the Subsidiaries, such persons shall use their respective titles in the Company or the Subsidiaries.

Section 4.                                           Agency.  The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, originating, leasing, financing and disposing of Assets, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or property of the Company and the Subsidiaries.

Section 5.                                           Bank Accounts.  At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6.                                           Records; Confidentiality.  The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice.  The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties except (i) with the prior written consent of a majority of the Independent Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to the Company’s stockholders or prospective stockholders; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available.  The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6.  Clauses (v) and (vi) of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7.                                           Obligations of Manager; Restrictions.

(a)                                 The Manager shall require each seller or transferor of assets or lessee or guarantor to the Company and the Subsidiaries to make such representations and warranties as may, in the judgment of the Manager, be customary, necessary and/or appropriate.  In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Assets.

(b)                                 The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) would adversely and materially affect the status of the Company as a REIT under the Code, (ii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments.  If the Manager is ordered to take any such action by the Board of Directors, the

Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, members, officers, stockholders, managers, personnel, employees and any Person controlling or controlled by the Manager and any person providing sub-advisory services to the Manager shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners, for any act or omission by the Manager, its directors, officers, stockholders, personnel or employees except as provided in Section 12 of this Agreement.

(c)                                  The Board of Directors shall periodically review the Company’s portfolio of Assets but will not review each proposed Asset, except as otherwise provided herein.  If a majority of the Independent Directors determines in their periodic review of transactions that a particular transaction does not comply with the Company’s investment criteria, then a majority of the Independent Directors will consider what corrective action, if any, can be taken.  The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed acquisition.

(d)                                 Neither the Company nor the Subsidiaries shall acquire any security issued by any entity managed by the Manager or any Affiliate thereof, or purchase or sell any Asset from or to any entity managed by the Manager or its Affiliates, unless (i) the transaction is approved in advance by a majority of the Independent Directors; and (ii) the transaction is made in accordance with applicable laws.

(e)                                  In the event that the Company or any Subsidiary invests in, acquires or sells assets to any joint ventures with iStar or its Affiliates, or if the Company or any Subsidiary purchases assets from, sells assets to, arranges financing from, or provides financing to, iStar or any of its Affiliates, any such transactions shall require the approval of the Independent Directors.

(f)                                   The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

Section 8.                                           Compensation.

(a)                                 During the Initial Term, the Company shall have no obligation to pay the Manager any Management Fee. Beginning with the quarter in which the first Renewal Term commences, the Company will pay the Manager the Management Fee, with such initial payment pro-rated based on the number of days during such quarter that this Agreement was in effect. The Management Fee shall be paid solely in a number of shares of Company Common Stock equal to the quotient obtained by dividing (1) the dollar amount of the Management Fee payable in respect of a quarter (or portion thereof) by (2) the greater of (x) the VWAP Amount and (y) $20.00.

(b)                                 The Manager shall compute each installment of the Management Fee within 45 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter, for informational purposes only and subject in any event to Section 14(a) of this Agreement, promptly be delivered to the Board of Directors.  Delivery of the shares of Company Common Stock payable in respect of such installment of the Management Fee shall be due no later than five business days after the date of delivery of such computations to the Board of Directors.

Section 9.                                           Restriction on Sale of Management Fee Shares. The Manager shall not, directly or indirectly, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of any Management Fee Shares during the two year period from and including the date such Management Fee Shares were issued (the “Restricted Period”). Notwithstanding the foregoing, the Manager may transfer Management Fee Shares during the Restricted Period applicable to such Management Fee Shares as a distribution to the members of the Manager and to any affiliate of the Manager or iStar, provided that each such transferee agrees to be bound by the transfer restrictions set forth in this Section 9 for any period remaining in the Restricted Period applicable to the relevant Management Fee Shares, except that any Management Fee Shares held by iStar may be distributed by iStar to its stockholders during the applicable Restricted Period and such Management Fee Shares shall not be subject to the restrictions on transfer contained in this Section 9.

Section 10.                                    Expenses of the Company.  The Company shall pay all of its expenses and shall reimburse the Manager for documented expenses of the Manager incurred on its behalf (collectively, the “Expenses”) except those expenses that are specifically the responsibility of the Manager as set forth herein.  Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Company’s, together with the following:

(i)                                     expenses in connection with the transaction costs incident to the acquisition, origination, leasing, disposition and financing of Assets;

(ii)                                  costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager;

(iii)                               the compensation and expenses of the Company’s directors and the allocable share of the cost of directors’ and officers’ liability insurance;

(iv)                              costs associated with the establishment and maintenance of any of the Company’s credit facilities, mortgage indebtedness or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or any Subsidiary’s securities offerings (including the Initial Public Offering, exclusive of the fees iStar has agreed to pay pursuant to the Exclusivity and Expense Reimbursement Agreement);

(v)                                 expenses connected with communications to lenders and holders of the Company’s or any Subsidiary’s securities and other bookkeeping and clerical work necessary in maintaining relations with lenders and holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s stock on any exchange, the fees payable by the Company to any such exchange in connection with its listing, and the costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(vi)                              costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company and the Subsidiaries;

(vii)                           expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, origination, financing, refinancing, sale or other disposition of an Asset or establishment and maintenance of any of the Company’s credit facilities, financing vehicles and borrowings under programs established by the U.S. government or any of the Company’s or any of the Subsidiary’s securities offerings (including the Initial Public Offering, subject to the Exclusivity and Expense Reimbursement Agreement);

(viii)                        costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications, and materials and settlement, clearing and custodial fees and expenses;

(ix)                              compensation and expenses of the Company’s custodian and transfer agent, if any;

(x)                                 the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xi)                              all taxes and license fees;

(xii)                           all insurance costs incurred in connection with the operation of the Company’s business;

(xiii)                        all other costs and expenses relating to the business operations of the Company and the Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of Assets, including appraisal, reporting, audit and legal fees;

(xiv)                       expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company and the Subsidiaries or Assets separate from the office or offices of the Manager;

(xv)                          expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of lenders or holders of the Company’s or any Subsidiary’s securities, including, without limitation, in connection with any dividend reinvestment plan;

(xvi)                       any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses in connection therewith, against the Company or any Subsidiary, or against any trustee, director or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

(xvii)                    all costs and expenses relating to the development and management of the Company’s website;

(xviii)                 the allocable share of expenses under a universal insurance policy covering the Manager, iStar or its affiliates in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of our manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

(xix)                       all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

The Company shall have no obligation to reimburse the Manager or its Affiliates for the salaries and other compensation of the Manager’s investment professionals who provide services to the Company under this Agreement except that, beginning after the first anniversary of this Agreement, the Company shall reimburse the Manager or its Affiliates, as applicable, for the Company’s allocable share of the compensation, including without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its Affiliates who spend all or a portion of their time managing the Company’s affairs. The Company’s share of such costs shall be based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s and the Subsidiaries’ affairs.  The Manager shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs.

In addition, the Company, at the option of the Manager, shall be required to pay the Company’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of the Manager and its Affiliates required for the operations of the Company and the Subsidiaries.  These expenses will be allocated to the Company based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s and the Subsidiaries’ affairs as calculated at each fiscal quarter end.  The Manager and the Company may modify this allocation methodology, subject to the approval of a majority of the Independent Directors’.

The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 11.                                    Calculations of Expenses.  The Manager shall prepare a statement documenting the Expenses of the Company and the Subsidiaries and the Expenses incurred by the Manager on behalf of the Company and the Subsidiaries during each fiscal quarter, and shall deliver such statement to the

Company within 45 days after the end of each fiscal quarter. Expenses incurred by the Manager on behalf of the Company and the Subsidiaries, including expenses allocated to the Company pursuant to Section 10 above, shall be reimbursed by the Company to the Manager on the fifth business day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company and the Subsidiaries.  The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

Section 12.                                    Limits of Manager Responsibility; Indemnification.

(a)                                 The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager, its officers, stockholders, members, managers, directors, employees, consultants, personnel, any Person controlling or controlled by the Manager and any of such Person’s officers, stockholders, members, managers, directors, employees, consultants and personnel, and any Person providing sub-advisory services to the Manager (each a “Manager Indemnified Party”) will not be liable to the company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person (including, without limitation, trade errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process), pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company shall, to the full extent lawful, reimburse, indemnify and hold each Manager Indemnified Party harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorney’s fees) in respect of or arising from any acts or omissions of such Manager Indemnified Party made in good faith in the performance of the Manager’s duties under this Agreement and not constituting such Manager Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.

(b)                                 The Manager shall, to the full extent lawful, reimburse, indemnify and hold the Company (or any Subsidiary), its stockholders, directors and officers and each other Person, if any, controlling the Company (each, a “Company Indemnified Party” and together with a Manager Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from the Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager’s personnel relating to the terms and conditions of their employment by the Manager.

(c)                                  The Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices the Indemnitor.  The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of the claim.  In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent.  If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

Section 13.                                    No Joint Venture.  Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.

Section 14.                                    Term; Termination.

(a)                                 This Agreement shall be in effect until the one-year anniversary of the Effective Date (the “Initial Term”), and shall be automatically renewed for successive one-year terms on each annual anniversary of the Effective Date thereafter (a “Renewal Term”), unless this Agreement is terminated in accordance with its terms upon the affirmative vote of a majority of the Independent Directors; provided, however, that, notwithstanding anything in this Agreement to the contrary, no termination or non-renewal of this Agreement, for any reason or no reason, shall become effective unless and until the Company shall have caused iStar to be released and discharged from all liabilities and obligations under the CMBS Guaranty Agreements by all parties thereto, or the Company shall have caused an entity reasonably acceptable to iStar to agree to indemnify, defend and hold harmless iStar from and against any loss or liability arising under the CMBS Guaranty Agreements. iStar is made an express beneficiary of the foregoing obligations of the Company.

(b)                                 The Company, by the affirmative vote of a majority of the Independent Directors, may elect not to renew this Agreement effective at the expiration of the Initial Term or any Renewal Term, by delivering to the Manager prior written notice (the “Termination Notice”) of the non-renewal not less than 90 days prior to the expiration of the then existing term.

(c)                                  No later than 90 days prior to the end of the Initial Term or any Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s election to terminate this Agreement, effective as of the end of such Initial Term or Renewal Term on the anniversary date of this Agreement next following the delivery of such notice.

(d)                                 If this Agreement is terminated pursuant to Section 14, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 10, 11, and 17 of this Agreement.  In addition, Sections 12 and 22 of this Agreement shall survive termination of this Agreement.

Section 15.                                    Assignment.

(a)                                 Except as set forth in Section 15(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the approval of a majority of the Independent Directors.  Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment.  In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager.  This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b)                                 Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(c), 2(d) and 2(e) of this Agreement to any of its Affiliates in accordance with the terms of this Agreement applicable to any such subcontract or assignment, and the Company hereby consents to any such assignment and subcontracting.  In addition, provided that the Manager provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.  In addition, the Manager may assign this Agreement to any of its Affiliates without the approval of the Independent Directors, provided that, such assignment does not require the Company’s approval under applicable law.

Section 16.                                    Termination for Cause.

(a)                                 The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Directors of the Company to the Manager, if (i) the Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary, (iii) there is an event of any bad faith, willful misconduct, gross negligence or reckless disregard on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (v) the Manager is convicted (including a plea of nolo contendere) of a felony, or (vi) there is a dissolution of the Manager.

(b)                                 The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Company takes steps to cure such breach within 30 days of the written notice).

(c)                                  The Manager may terminate this Agreement in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

Section 17.                                    Action Upon Termination.  From and after the effective date of termination of this Agreement, pursuant to Sections 14 or 16 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination.  Upon such termination, the Manager shall promptly:

(i)                                     after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(ii)                                  deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(iii)                               deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody or control of the Manager, all of which are and shall be the Company’s property.

Section 18.                                    Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or such Subsidiary, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any Subsidiary any money or other property then held by the Manager for the account of the Company or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or any Subsidiary within a reasonable period of time, but in no event later than 30 days following such request.  The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 18.  The Company and any Subsidiary shall indemnify the Manager and its officers, directors, personnel and managers against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any Subsidiary in accordance with the terms of this Section 18.  Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 12 of this Agreement.

Section 19.                                    Notices.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)                                 If to the Company or the Operating Partnership:

Safety, Income and Growth, Inc.
1114 Avenue of the Americas

New York, New York 10036
Attention:
Facsimile:

(b)                                 If to the Manager:

SFTY Manager LLC
1114 Avenue of the Americas

New York, New York 10036
Attention:
Facsimile:

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

Section 20.                                    Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 21.                                    Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement and, except for the rights of iStar under Section 14(a) and this Section 22 is not intended to and shall not confer upon any person other than the parties any rights or remedies hereunder.  The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.  This Agreement may not be modified or amended other than by an agreement in writing signed by the Company, the Operating Partnership and the Manager; provided, however, that no modification or amendment to this Agreement that would affect iStar’s rights hereunder may be made other than by an agreement in writing signed by iStar and all the other parties hereto.

Section 22.                                    GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.

Section 23.                                    No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 24.                                    Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 25.                                    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 26.                                    Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 27.                                    Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SAFETY, INCOME AND GROWTH, INC.

By:	/s/ Jay Sugarman
Name: Jay Sugarman
Title: Chief Executive Officer and President

SAFETY INCOME AND GROWTH OPERATING PARTNERSHIP LP

By:	/s/ Jay Sugarman
Name: Jay Sugarman
Title: Authorized Person

SFTY MANAGER LLC

By:	/s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Operating Officer and
Chief Financial Officer

iSTAR INC.
(Solely with respect to its rights under
Sections 14(a) and 21)

By:	/s/ Geoffrey G. Jervis
Name: Geoffrey G. Jervis
Title: Chief Operating Officer and
Chief Financial Officer

Management Agreement